Exhibit 4.3

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”). THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF; ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF, AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL NOTE SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

No. 1	Principal Amount: $400,000,000

CUSIP No. 343498 AA9

FLOWERS FOODS, INC.

4.375% Senior Notes due April 1, 2022

FLOWERS FOODS, INC., a Georgia corporation (hereinafter called the “Company,” which term shall include any successor Person under the Indenture), for value received, hereby promises to pay to Cede & Co., as nominee for DTC, or registered assigns, upon presentation, the principal amount of 400,000,000 dollars ($400,000,000) on April 1, 2022, unless subject to earlier redemption or repurchase in accordance with the terms of this Note and to pay interest on the outstanding principal amount from April 3, 2012 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on April 1 and October 1 in each year (each, an “Interest Payment Date”), commencing October 1, 2012, at the rate of 4.375% per annum (calculated based on a 360 day year consisting of twelve 30-day months), until the entire principal amount hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid, in immediately available funds, to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such interest, which shall be March 15 or September 15 (whether or not a Business Day), as the case may be (each, a “Regular Record Date”), immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not more than 15 days prior to such Special Record Date and not less than 10 days prior to the related payment date for such defaulted interest, or may be paid at any time in any other lawful manner deemed practicable by the Trustee and not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of and premium, if any, and interest on this Global Note will be paid to DTC for the purpose of permitting DTC to credit the principal, premium, if any, and interest received by it in respect of this Global Note to the accounts of the beneficial owners thereof; provided, however, that if this Note is not a Global Note, payment of the principal of and premium, if any, and interest on this Note will be made at the office or agency of the Trustee in New York, New York, or elsewhere as provided in the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; and provided, further, that, if this Note is not a Global Note, at the option of the Company, payment of interest on an Interest Payment Date may be made by (a) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (b) wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register.

Additional provisions of this Note are set forth following the signature page hereof, which provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed this 3rd day of April, 2012.

FLOWERS FOODS, INC.

By:
	Name:	R. Steve Kinsey
	Title:	Executive Vice President and
Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Note is one or all of the Securities of the Series designated as the “4.375% Senior Notes due April 1, 2022” pursuant to the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

4.375% Senior Note due April 1, 2022

This Note is one or all of a duly authorized issue of securities of the Company (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of April 3, 2012, between the Company and Wells Fargo Bank, National Association, as trustee (herein called the “Trustee”, which term includes any successor trustee thereunder), as supplemented by the Officer’s Certificate, dated as of April 3, 2012 (together, the “Indenture”) which Indenture reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one or all of the Securities of the Series designated as the “4.375% Senior Notes due April 1, 2022” (the “Notes”).

Optional Redemption

Prior to January 1, 2022, the Notes are redeemable, in whole or in part, at the Company’s option at any time and from time to time at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments discounted to the relevant Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus, in each case, unpaid interest accrued on the principal amount of the Notes to be redeemed to, but not including, the Redemption Date.

In addition, at any time on or after January 1, 2022, the Company may also redeem the Notes at its option, in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest accrued thereon to, but not including, the Redemption Date. Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on an Interest Payment Date falling on or prior to a Redemption Date will be payable on that Interest Payment Date to the Holders as of the close of business on the relevant Redemption Date according to the Notes and the Indenture.

In connection with such optional redemption, the following defined terms apply:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Notice of Redemption” means a notice identifying the Notes to be redeemed and describing the terms at such redemption in accordance with Section 3.03 of the Indenture.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture and specified in the Notice of Redemption.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price (including premium, if any, and interest, if any) at which it is to be redeemed pursuant to the Indenture and specified in the Notice of Redemption.

“Reference Treasury Dealer” means any primary U.S. government securities dealer in the United States selected by the Trustee after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

Notice of Redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after any Redemption Date, interest will cease to accrue on the Notes or any portion thereof called for redemption. If less than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed pro rata, or by lot, or by another method compliant with applicable legal, DTC and securities exchange requirements, if any, and that the Trustee shall deem fair and appropriate.

Repurchase Upon Change to Control Triggering Event

If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes in whole, it will be required to make an offer to repurchase all, or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof), of each Holder’s Notes (the “Change of Control Offer”) for a price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased plus unpaid interest, if any, accrued to, but not including, the Repurchase Date (the “Change of Control Payment”), subject to the rights of the Holders of the Notes on a Regular or Special Record Date to receive interest due to the related Interest Payment Date.

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will be required to mail a notice to Holders of Notes, with a copy to the Trustee, describing the transaction that constitutes the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed to Holders (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned upon the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

(1) accept for payment all of the Notes or portions of the Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Agent an amount equal to the Change of Control Payment in respect of all of the Notes or portions of the Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.

The Agent will promptly transmit to each Holder who properly tendered Notes the Change of Control Payment for such Notes being repurchased, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) promptly to each such Holder a new Note equal in principal amount to any unpurchased portion, if any, of the Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for the Change of Control Offer otherwise to be made by the Company, and the third party purchases all of the Notes properly tendered and not withdrawn under such third party offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a Default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any applicable securities laws or regulations conflict with the Change of Control Offer provisions, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions herein by virtue of any such conflict.

The failure by the Company to comply with its obligations in the event of a Change of Control Triggering Event will constitute an Event of Default with respect to the Notes.

For purposes of the foregoing discussion of the Change of Control Offer provisions, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act other than to the Company or its Subsidiaries;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which the Company’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than the number of shares;

(3)	the Company’s consolidation with, or merger with or into, any Person, or the consolidation with, or merger with or into, the Company by another Person, in any such event pursuant to a transaction in which any of the Company’s outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction;

(4)	the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(5)	the adoption of a plan relating to the Company’s liquidation, dissolution or winding up (other than the Company’s liquidation into a newly formed holding company).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the holders of the voting stock of such holding company immediately after giving effect to that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (B) immediately after giving effect to that transaction, no person or group (other than a holding company) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on April 3, 2012; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any substitute rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s corporation, and its successors.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to provide ratings services to issuers or investors, a Substitute Ratings Agency.

“Ratings Event” means the Notes cease to be rated as Investment Grade by at least two out of three of the Rating Agencies on any day within the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible ratings change by any of the Rating Agencies other than solely with positive implications) commencing on the earlier of (1) the public announcement of an intention to effect a Change of Control or (2) the consummation of a Change of Control and ending 60 days following the consummation of a Change of Control; provided, however, that a Ratings Event will not be deemed to have occurred in respect of a particular Change of Control (and thus such Change of Control will not constitute a Change of Control Triggering Event) unless at least two of the Ratings Agencies publicly announce or confirm or inform the Trustee that their rating action was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). If a Rating Agency is not providing a rating for the Notes at the commencement of such period, the Notes will be deemed to have ceased to be rated as Investment Grade by such Rating Agency during such period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by its Chief Executive Officer or Chief Financial Officer) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be, and acceptable to the Trustee.

“Voting Stock” means, with respect to any specified Person (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the equity interests of such Person that are at the time entitled to vote generally in the election of directors to the board of directors (or members of a comparable body) of such Person.

Limitations on Liens

Neither the Company nor any of its Subsidiaries may incur or otherwise create in order to secure Indebtedness for borrowed money upon any Principal Facility or any shares of Capital Stock or other equity interests that any of the Company’s Subsidiaries owning any Principal Facility has issued to the Company or any of its other Subsidiaries. If the Company or any of its Subsidiaries incur such liens, then it must secure the Notes to the same extent and in the same proportion as the Indebtedness that is secured by such liens. This covenant does not apply, however, to any of the following:

(1) in the case of a Principal Facility, liens incurred in connection with the issuance by a state or political subdivision thereof of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code of 1986, as amended, or any other laws or regulations in effect at the time of such issuance;

(2) liens existing on the date of the Indenture;

(3) liens securing only the Securities of any Series issued under the Indenture equally and ratably with all Securities of all Series;

(4) liens on property or shares of Capital Stock or other equity interests existing at the time the Company or any of its Subsidiaries acquire such property or shares of Capital Stock or other equity interests, including through a merger, share exchange or consolidation, or securing the payment of all or part of such purchase price or construction or improvement of such property incurred prior to, at the time of, or within 180 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property or within 180 days after the acquisition of such shares of Capital Stock or other equity interests for the purpose of financing all or a portion of such purchase price or construction or improvement on such property;

(5) liens on any Principal Facility in favor of a domestic or foreign governmental body to secure partial progress, advance or other payments pursuant to any contract with or statute of such governmental body;

(6) liens securing Indebtedness of a Subsidiary owing to the Company or one of its other Subsidiaries;

(7) liens on assets which are presented on the Company’s balance sheet or the balance sheet of any of its Subsidiaries because of the existence of a VIE Transaction; or

(8) liens for the sole purpose of extending, renewing or replacing in whole or in part the Indebtedness secured by any lien referred to in clauses (5), (6) and (7) or in this clause (8), provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and such extension, renewal or replacement is limited to all or a part of the property that was secured by the lien so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, the Company and/or any of its Subsidiaries may create, assume and incur liens that would otherwise be subject to the restriction described above, without securing the Notes equally and ratably, if the aggregate value of all outstanding Indebtedness secured by such liens and the value of all Sale and Leaseback Transactions does not at the time exceed the greater of 15% of its Consolidated Net Tangible Assets or 15% of its Consolidated Capitalization.

Notwithstanding the foregoing, any lien securing outstanding Notes granted pursuant to this covenant will be automatically and unconditionally released and discharged upon the release by all holders of the debt secured by the lien giving rise to the lien securing the outstanding Notes (including any deemed release upon payment in full of all obligations under such debt) or, with respect to any particular Principal Facility or Capital Stock, or equity interests of any of the Company’s Subsidiaries, securing outstanding Notes, upon any sale, exchange or transfer to any Person that is not one of its Affiliates of such Principal Facility or Capital Stock or equity interests, provided that no holder of debt secured thereby is secured by any other Principal Facility or Capital Stock or other equity interests of any of our subsidiaries upon such sale, exchange or transfer.

Limitations on Sale and Leaseback Transactions

A Sale and Leaseback Transaction of any Principal Facility by the Company or any of its Subsidiaries is prohibited unless, within 180 days of the effective date of the Sale and Leaseback Transaction, an amount equal to the greater of the proceeds of the sale of the property leased or the fair value of the property at the time of entering into the arrangement (as determined by the Company’s Board of Directors) (“value”) is applied by the Company to either (1) the acquisition, directly or indirectly, of one or more Principal Facilities or a portion thereof, or (2) the retirement of non-subordinated Indebtedness for money borrowed with a remaining maturity of more than one year, including the Notes, except that any such Sale and Leaseback Transaction is permitted to the extent that the value thereof plus the other outstanding Indebtedness secured by liens that would otherwise be subject to the restrictions described in the first paragraph under “—Limitations on Liens” does not exceed the amount stated in the last paragraph under “— Limitations on Liens.” This covenant will also not apply to any Sale and Leaseback Transaction between the Company and one of its Subsidiaries or between any Subsidiaries.

“Consolidated Capitalization” means the total of all of the assets appearing on the Company’s most recent quarterly or annual consolidated balance sheet, less:

(1) current liabilities, including liabilities for Indebtedness maturing more than one year from the date of the original creation thereof, but maturing within one year from the date of such consolidated balance sheet; and

(2) deferred income tax liabilities appearing on such consolidated balance sheet.

“Consolidated Net Tangible Assets” means the excess of all assets over current liabilities appearing on the Company’s most recent quarterly or annual consolidated balance sheet, less goodwill and other intangible assets and the minority interests of others in its Subsidiaries.

“Principal Facility” means any individual facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, production or distribution and located in the United States, now or hereafter owned or leased pursuant to a capital lease by the Company or any Subsidiary, that has a gross book value (without deduction of any depreciation reserve) on the date as of which the determination is being made exceeding 4% of the Company’s Consolidated Capitalization, other than any property which, in the opinion of its Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Sale and Leaseback Transaction” means the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except a lease for a temporary period of less than three years, including renewals, with the intent that the use by the Company or any Subsidiary will be discontinued on or before the expiration of such period.

“VIE Transaction” means a transaction between the Company or any of its Subsidiaries and a Person where such Person is, because of the nature of such transaction and the relationship of the parties, a variable interest entity under Financial Accounting Standards Board Interpretation No. 46 (revised 2003), Consolidation of Variable Interest Entities, as the same may be revised, modified, amended, supplemented or restated from time to time.

Defeasance

The Indenture contains provisions for defeasance of (a) the entire Indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Company, in each case, upon compliance by the Company with certain conditions set forth in the Indenture, which provisions apply to this Note; provided that the Company will, subject to the satisfaction of the conditions set forth in Section 8.04 of the Indenture, also be released from its obligations under the covenants contained herein under “—Limitations on Liens” and “—Limitations on Sale and Leaseback Transactions.” Except in the case of a Change of Control Triggering Event, this Note is not subject to repayment at the Holder’s option.

Events of Default and Remedies

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture; provided that under Section 6.01(4)(A) and (B), in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $50,000,000 or more.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time outstanding shall have made written request to the Trustee to pursue a remedy in respect of such Event of Default and the Holders offered the Trustee and, if requested, provided security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense and the Trustee shall not have received from the Holders of a majority in principal amount of the Notes at the time outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon.

Amendments

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Notes. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Payment

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Transfer, Registration and Exchange

As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any office or agency of the Company where the principal of and premium, if any, and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar for the Notes duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denomination and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations set forth herein and therein, the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or similar governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any Agent of the Company or the Trustee may treat the Person in whose name this Note is registered in the Security Register as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee or any such Agent shall be affected by notice to the contrary.

Miscellaneous

The obligations of the Company under the Indenture and this Note and all documents delivered in the name of the Company in connection herewith and therewith do not and shall not constitute personal obligations of the directors, officers, employees, agents or shareholders of the Company or any of them, and shall not involve any claim against or personal liability on the part of any of them, and all persons, including the Trustee shall look solely to the assets of the Company for the payment of any claim thereunder or for the performance thereof and shall not seek recourse against such directors, officers, employees, agents or shareholders of the Company or any of them or any of their personal assets for such satisfaction. The performance of the obligations of the Company under the Indenture and this Note and all documents delivered in the name of the Company in connection therewith shall not be deemed a waiver of any rights or powers of the Company or its directors or its shareholders under the Company’s Restated Articles of Incorporation.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and the Notes, including this Note, shall be governed by and construed in accordance with the laws of the State of New York.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby

sells, assigns and transfers unto

PLEASE INSERT SOCIAL

SECURITY OR OTHER IDENTIFYING

NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address, including Zip Code, of Assignee)

the within Note of Flowers Foods, Inc. and hereby does irrevocably constitute and appoint

Attorney to transfer said Note on the books of the within-named Company with full power of substitution in the premises

Dated:

Signature

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Note in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed:

NOTICE: Signature(s) must be guaranteed by an “eligible guarantor institution” that is a member or participant in a “signature guarantee program” (e.g., the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange Medallion Program).